UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 15, 2007
Date of Report (Date of earliest event reported)

ELECTRONIC CONTROL SECURITY INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-30810	22-2138196
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

790 Bloomfield Avenue, Building C, Suite 1
Clifton, New Jersey 07012

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (973) 574-8555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 15, 2007, Electronic Control Security Inc. (the “Company”), Hyundai Syscomm Corp. (“Hyundai”) and Hirshfield Law (the “Escrow Agent”) entered into an Amendment and Mutual Release pursuant to which: (a) each of the above-named parties released the others from any potential claims arising from Hyundai’s failure to provide $1.2 million of funding that had previously been contemplated by the strategic alliance (the “Hyundai Strategic Alliance”) between the Company and Hyundai (the “Funding”); (b) the Escrow Agent returned the 4.8 million shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”), which had been placed in escrow in connection with the contemplated Funding; and (c) the warrant that was previously issued to Hyundai in connection with the Hyundai Strategic Alliance (the “Warrant”) was amended so that such warrant would vest with respect to one share of Common Stock for each $0.40 of gross profit allocated to Hyundai pursuant to the Hyundai Strategic Alliance. The Amendment and Mutual Release did not otherwise affect the parties’ rights and obligations under the sub-contract entered into in connection with the Hyundai Strategic Alliance (the “Sub-Contract”) under which Hyundai has agreed to provide the Company with at least $25 million of business on or prior to June 30, 2008, and representatives of Hyundai have stated to the Company that Hyundai intends to honor its obligations thereunder.

The Amendment and Mutual Release is included as exhibit 99.1 to this Current Report on Form 8-K. The Sub-Contract, the Warrant and the other definitive documents entered into in connection with the Hyundai Strategic Alliance were included as exhibits to the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 3, 2007 (the “January 3rd 8-K”).

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

99.1	Amendment and Mutual Release Among Electronic Control Security, Inc., Hyundai Syscomm Corp. and Hirschfield Law, dated March 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

ELECTRONIC CONTROL SECURITY INC.

Date: March 19, 2007	By:	/s/ Arthur Barchenko
Arthur Barchenko, Chief Executive Officer